Exhibit 10.1

SETTLEMENT AGREEMENT – HYORC / MCKINNEY

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into effective as of the last date of signature below (the “Effective Date”) by (i) HyOrc Corporation, a Wyoming corporation formerly known as Asia Properties, Inc. (“HyOrc”); (ii) Daniel S. McKinney, also identified in the Action as Daniel McKinney (“McKinney”), individually; and (iii) Coldway Limited, LLC (“Coldway”), acting through its duly authorized representative. HyOrc, McKinney, and Coldway are the “Parties.” The five individual defendants identified below are protected Released Persons and intended third-party beneficiaries, but are not executing parties and are not deemed to make any representation, grant any release, or assume any personal obligation by reason of this Agreement.

RECITALS

A. McKinney filed an action styled Daniel McKinney v. HyOrc Corporation, et al., Case No. A-26-955028-C, in the Eighth Judicial District Court, Clark County, Nevada, Department 30 (the “Action”). The operative First Amended Complaint names HyOrc and K. Reginal Fubara, Andrea Magalini, Manoharan Sundaralingam, James Anthony McNaught-Davis, and Richard Oblatah, identified by HyOrc as Richard Oblath (together, the “Individual Defendants”).

B. The Action concerns, among other things, the affiliate/control classification of McKinney and Coldway on the records of Transfer Online, Inc. (“Transfer Online”), and proposed deposits, transfers, or sales of HyOrc securities. This subject matter, including claims concerning the May–June 2026 communications and any asserted resulting injury through the Effective Date, is the “Dispute.”

C. McKinney and Coldway contend that they are not HyOrc affiliates. HyOrc disputes liability and denies that it imposed a separate blanket prohibition on lawful transfers. Without resolving the disputed historical facts, the Parties desire to settle the Dispute, dismiss the Action with prejudice as to every defendant, and provide Transfer Online with only the narrowly limited affiliate/control classification instruction attached as Exhibit A.

D. No Party will pay money to another as settlement consideration. The consideration consists of the reciprocal covenants, releases, factual representations, limited instruction, and dismissal set forth below. The Parties acknowledge the sufficiency of that consideration.

1. REPRESENTATIONS AND WARRANTIES OF MCKINNEY AND COLDWAY

1.1 Separate and joint undertakings. McKinney makes the representations below individually; Coldway makes them through its authorized representative. Each represents and warrants to HyOrc and to the Individual Defendants, as intended beneficiaries, that each statement concerning that person or entity is true on the Effective Date and will remain true when the Exhibit A instruction is delivered. McKinney and Coldway acknowledge that HyOrc will rely materially upon these representations in issuing that instruction.

1.2 Nonaffiliate status and control. McKinney asserts he is not an affiliate of HyOrc under the definition in 17 C.F.R. § 230.144(a)(1), nor has he been an affiliate during the 90-day period preceding the Effective Date or, if later, the delivery date of Exhibit A. Neither, alone or together with any person acting in concert, directly or indirectly controls, is controlled by, or is under common control with HyOrc. Neither has any presently exercisable legal or practical power to direct or cause the direction of HyOrc’s management or policies through securities ownership, agreement, proxy, appointment right, financing arrangement, informal understanding, coordinated action, or otherwise.

1.3 No undisclosed arrangements. Neither McKinney nor Coldway is a party to, or beneficiary of, any undisclosed oral or written voting agreement, proxy, shareholder agreement, board appointment or removal arrangement, management or consulting arrangement, veto right, side letter, financing or economic arrangement, agreement to act in concert, or other relationship that confers direct or indirect control of HyOrc or materially bears on affiliate status. Each has disclosed in writing to HyOrc any exception material to that determination before signing. Mere historical contact with management is not represented to be nonexistent; the representation concerns present status and the specified 90-day lookback.

1.4 Accuracy of opinion information. McKinney and Coldway have reviewed the May 20, 2026 letter from John L. Stoss, P.C., addressed to Wilson-Davis & Company and Transfer Online (the “Opinion Letter”). To the best of their actual knowledge after reasonable inquiry, all factual information furnished by or for them on which the Opinion Letter’s affiliate-status analysis relies was materially accurate when given, and neither knowingly omitted information material to the nonaffiliate analysis. They have disclosed to HyOrc in writing before execution any material factual change or inaccuracy of which they are aware. They do not represent that the Opinion Letter is an unconditional authorization to resell any securities.

1.5 No concealed relationship or plans. Neither McKinney nor Coldway is knowingly using another person or entity to exercise control over HyOrc, and neither has any undisclosed existing agreement or plan that would render the representations in Sections 1.2–1.4 materially misleading. They will promptly notify HyOrc and Transfer Online in writing if, before the classification change is implemented, any material representation becomes inaccurate.

1.6 Power, ownership and enforceability. McKinney has legal capacity to sign for himself; the person signing for Coldway has authority under its governing documents to bind Coldway. McKinney and Coldway have authority to release the claims they purport to release, including claims they assert individually, beneficially, through Coldway, or through another person acting by or through them. They have not assigned any claim within the Dispute; if any assignment exists, they shall identify it before closing and obtain a binding release from the assignee as a condition to HyOrc’s delivery of Exhibit A.

1.7 No issuer clearance of specific securities. McKinney and Coldway acknowledge that neither this Agreement nor Exhibit A determines whether particular shares are restricted, whether a restrictive legend is removable, whether a particular sale or deposit satisfies federal law, whether an exemption from registration is available, or whether a transfer agent or broker must process a particular transaction. They remain responsible for obtaining any required transfer-specific legal opinions and complying with applicable law.

2. HYORC UNDERTAKING

2.1 Transfer Agent Letter letter. Subject to Section 4, HyOrc will sign and send to Transfer Online the letter in the exact form attached as Exhibit A, without material modification absent written agreement of the Parties. The letter states HyOrc’s present belief, based on the Opinion Letter to the extent applicable and McKinney’s and Coldway’s warranties and representations, that they are not HyOrc affiliates and authorizes removal solely of their affiliate/control designations from Transfer Online’s records.

2.2 No broader instruction. HyOrc does not agree to adopt or issue a securities-law opinion; and does not warrant that particular shares may be deposited, transferred, or sold. No such undertaking may be implied from the letter. Transfer Online retains its own lawful compliance duties and procedures. HyOrc does not guarantee Transfer Online’s implementation, any broker acceptance, or any sale result.

2.3 No continuing certification. Any new request involving transfer-specific compliance, new or changed facts, or a future control relationship must be evaluated independently. HyOrc has no ongoing obligation to certify nonaffiliate status after it has sent Exhibit A, except to correct any communication it learns was materially inaccurate when issued.

3. DISMISSAL AND SETTLEMENT DOCUMENTS

3.1 Complete dismissal. McKinney shall cause the Action, including all claims against HyOrc and each of the five Individual Defendants, to be dismissed WITH PREJUDICE, on the merits and without an award of attorneys’ fees or costs to any litigant. The dismissal must resolve the entire Action, not only selected claims or defendants. McKinney shall not commence or support a substantially duplicative suit concerning the Dispute in any forum, and Coldway shall not commence or support such a suit.

3.2 Stipulation. The Parties will arrange execution of a Stipulation for Dismissal With Prejudice, substantially in the separately prepared companion form, pursuant to NRCP 41(a)(1)(A)(ii), signed by all parties who have appeared in the Action through counsel or directly, as required. HyOrc’s signature to this Agreement alone does not signify that it acts as legal counsel or authorized representative for any Individual Defendant. Any separate appearance or signature required from an Individual Defendant for the court filing must be obtained through appropriate counsel or directly.

3.3 Dismissal processing. Counsel responsible for filing shall complete any necessary local-rule statements regarding scheduling/trial dates and shall deliver the stipulation to Department 30 chambers before filing as required by EDCR 2.91. Following delivery to chambers, counsel shall file the stipulation promptly and circulate conformed copies. If the court requests a dismissal order rather than accepting the stipulation alone, the Parties shall promptly submit a conforming order without modifying the substantive settlement.

4. COORDINATED CLOSING AND DELIVERY OF EXHIBIT A

4.1 Closing prerequisites. Closing occurs only after all signatories have signed, including McKinney has executed this Agreement individually and Coldway through an authorized representative, and HyOr has signed. These items may be delivered electronically to counsel. No director is required to execute this private Agreement.

4.2 Exchange. As soon as practicable after all prerequisites are satisfied, the Parties’ counsel shall coordinate one closing exchange: (i) McKinney’s counsel delivers the stipulation to Department 30 chambers, files it as required by EDCR 2.91, and transmits filing confirmation; and (ii) HyOrc, acting through Fubara or authorized counsel, sends the signed Exhibit A letter directly to Transfer Online, copying McKinney’s counsel. The Parties may release the dismissal for filing and the Exhibit A letter contemporaneously on mutually confirmed instructions. Neither counsel may intentionally release its deliverable in advance of an assurance that the reciprocal deliverable is ready for immediate release.

4.3 Effect of signatures and closing. The releases, covenants not to sue, warranties, and indemnities in this Agreement become binding and enforceable immediately upon execution by all three Parties, notwithstanding administrative delay in filing the stipulation or transmitting Exhibit A. A failure to carry out a required closing act is enforceable by specific performance and other available remedies and does not restore a released claim. No settlement letter shall be issued merely upon an unsigned draft, or before McKinney and Coldway have signed and the complete dismissal document is in counsel’s possession.

4.4 Transfer-agent response. If Transfer Online requires additional documentation or declines to modify its coding, HyOrc shall reasonably confirm the authenticity and scope of Exhibit A but is not required to expand that instruction, issue an issuer counsel opinion, alter another restriction, litigate with Transfer Online, or guarantee a result. Any additional action requires a separate writing signed by HyOrc.

5. RELEASES; COVENANTS NOT TO SUE; BENEFICIARIES

5.1 McKinney/Coldway release. McKinney and Coldway, each for itself/himself and, to the fullest extent legally effective, for its/his predecessors, successors, heirs, administrators, representatives, affiliates, owners, managers, officers, members, assigns, and persons claiming by or through it/him (collectively the “McKinney Releasing Persons”), irrevocably release and forever discharge HyOrc, Asia Properties, Inc., Fubara, Magalini, Sundaralingam, McNaught-Davis, and Richard Oblath (including the person sued as “Richard Oblatah”), and each of their respective past and present parents, subsidiaries, affiliates, predecessors, successors, directors, officers, employees, managers, agents, counsel, insurers, representatives, and assigns (the “HyOrc Released Persons”) from every claim, liability, debt, demand, action, damage, expense, attorney fee, or cause of action, known or unknown, fixed or contingent, arising from or relating to the Dispute or facts occurring on or before the Effective Date that were asserted or could have been asserted in connection with the affiliate/control designation, the May–June 2026 transfer request, the alleged impediment to deposit/sale, and any resulting alleged loss. This is a release of existing claims, not a prospective waiver of compliance with future securities laws.

5.2 HyOrc release. HyOrc, solely for itself and not purporting to bind any Individual Defendant in an individual capacity, irrevocably releases McKinney and Coldway and their respective heirs, representatives, officers, managers, successors and assigns (the “McKinney Released Persons”) from claims that HyOrc owns arising from the same Dispute and based on facts occurring on or before the Effective Date. HyOrc does not waive a claim arising under this Agreement or from materially inaccurate representations made as part of it.

5.3 Covenants not to sue. McKinney and Coldway covenant not to file, maintain, finance, direct, voluntarily assist, or cause another person to prosecute any released claim against any HyOrc Released Person. HyOrc covenants not to prosecute a claim it releases under Section 5.2. This does not prevent compliance with a subpoena, compulsory legal process, or nonwaivable regulatory duties; the responding party shall, when lawful, provide reasonable advance notice.

5.4 Exceptions. Nothing releases (a) rights and obligations created by this Agreement, including indemnification and enforcement; (b) ownership of securities or otherwise lawful future rights as a shareholder, subject to applicable law; (c) claims based exclusively on acts occurring after the Effective Date; (d) obligations under an unrelated written agreement not specifically addressing the Dispute; or (e) any right or obligation that law prohibits the Parties from waiving. No person releases claims it does not legally possess.

5.5 Named directors; third-party beneficiaries. The five Individual Defendants named in Section 5.1, including Richard Oblath, are express and intended third-party beneficiaries of Sections 1, 3, 5, 6, 7, 8, and 10 and may enforce the releases, covenants, and indemnity in their own names. They are not signatories, do not grant releases of their individual claims, and do not consent to general personal jurisdiction or assume duties solely because they receive these protections. HyOrc represents that Fubara signs for HyOrc alone and not as agent for the other Defendants.

6. JOINT AND SEVERAL INDEMNIFICATION

6.1 Scope. McKinney and Coldway, jointly and severally, shall indemnify, defend, and hold harmless HyOrc and the HyOrc Released Persons (each an “Indemnified Person”) from and against all actual losses, liabilities, judgments, settlements, penalties to the extent lawfully indemnifiable, reasonable attorneys’ fees and defense costs, and reasonable investigation and enforcement expenses (collectively “Losses”), including third-party claims, but only to the extent arising from (i) a materially false, misleading, or incomplete representation or warranty made by McKinney or Coldway in this Agreement; (ii) an undisclosed agreement, understanding, or arrangement conferring direct or indirect control that renders a Section 1 representation materially inaccurate; or (iii) a breach by McKinney or Coldway of a covenant in this Agreement. Losses include reasonable costs of defending third-party proceedings arising from those matters.

6.2 Exclusion. No indemnity is owed for any portion of Losses attributable to the Indemnified Person’s own fraud or willful misconduct. Nothing requires or permits indemnification of an amount that applicable law prohibits. The indemnity does not apply merely because the transfer agent declines to act or because a dispute about legal interpretation arises, absent a triggering representation breach or covenant breach under Section 6.1.

6.3 Claims process. An Indemnified Person shall give reasonably prompt written notice of a claim; delayed notice relieves the indemnitors only to the extent materially prejudiced. The indemnitors may assume a third-party defense with qualified counsel reasonably acceptable to the Indemnified Person, provided there is no material conflict of interest and they acknowledge the defense obligation in writing. An Indemnified Person may retain separate counsel at its own expense, except that reasonable separate-counsel fees are covered when counsel reasonably determines a material conflict exists or the defense is not diligently conducted. No settlement imposing an admission, nonmonetary obligation, or unreleased liability on an Indemnified Person may be entered without that person’s written consent, not unreasonably withheld for a settlement consisting solely of money paid by indemnitors and a complete release. The Indemnified Person shall reasonably mitigate Losses. Indemnity obligations survive dismissal and fulfillment of Section 4, subject to applicable limitation periods.

7. COSTS, NONADMISSION, AND RIGHTS PRESERVED

7.1 No cash payment; fees. No Party shall pay monetary settlement consideration. Each Party shall bear its own attorneys’ fees, expenses, and taxable costs incurred in the Action and negotiation/performance of this Agreement, except amounts recoverable under Section 6 for later breaches or indemnified claims. The stipulation expressly supersedes any default repayment of filing fees otherwise implicated by NRCP 41(a)(1)(C).

7.2 No admission. Settlement, delivery of Exhibit A, dismissal, and the terms of this Agreement are compromises of contested claims and do not constitute an admission of wrongdoing, negligence, breach of duty, unlawful transfer restriction, or liability by HyOrc or any Individual Defendant, or any admission by McKinney or Coldway regarding past affiliate status.

7.3 Regulatory rights. Nothing requires any person to make a false securities disclosure, suppress a required report, waive nonwaivable securities-law rights, or interfere with duties of Transfer Online, a broker, or a regulator. No general legend-removal or marketability warranty is given.

8. AUTHORITY, ENFORCEMENT AND GOVERNING LAW

8.1 Signatures and capacity. Fubara represents that he is authorized to enter this Agreement for HyOrc and issue Exhibit A on its behalf. McKinney represents that he signs individually and has authority, in the designated capacity shown below, to bind Coldway. Each Party has had the opportunity to consult independent counsel and has read and understood this Agreement.

8.2 Governing law. Nevada law governs interpretation and enforcement of this settlement contract, without altering the federal securities laws, Wyoming law governing HyOrc, or the issuer-jurisdiction rules governing securities-transfer duties. This choice-of-law provision does not constitute an admission that Nevada courts had personal jurisdiction over HyOrc or the Individual Defendants for the underlying Action.

8.3 Limited enforcement forum. Solely for an action between signatories to enforce or interpret this Agreement, the signatory Parties consent to personal jurisdiction and venue in a court of competent jurisdiction in Clark County, Nevada. The Individual Defendants are not deemed to consent to jurisdiction by virtue of being third-party beneficiaries. The Parties may seek specific performance, damages, and other available relief for breach. The dismissal does not itself reserve jurisdiction in the Action unless the court independently orders otherwise.

8.4 Entire agreement; modification. This Agreement, including Exhibit A, is the entire agreement concerning the Dispute and supersedes contemporaneous settlement negotiations about it. It does not rescind any unrelated earlier agreement or release. Amendments and waivers must be written and signed by all Parties. No delay is a waiver. If any provision is unenforceable, the remainder survives to the extent consistent with the essential exchange; the Parties shall replace the provision with a lawful equivalent.

8.5 Successors; no transfer of claims. This Agreement binds and benefits signatories and their lawful successors and assigns. No Party may assign an obligation under it without the other Parties’ prior written consent, except that protected persons retain their express third-party-beneficiary rights. No assignment may revive a released claim.

8.6 Counterparts and electronic signatures. Signatures exchanged by PDF or a recognized electronic-signature service are effective as originals; this Agreement may be signed in counterparts. Titles and headings are for convenience. “Including” means “including without limitation.” All Parties participated in negotiating the text; no presumption against the drafter applies.

8.7 Notices. Settlement notices must be in writing and may be transmitted by email to counsel who most recently appeared or communicated for the receiving Party in the Action, with a direct copy to that Party at its last designated notice address. A notice is effective when its receipt is affirmatively acknowledged or when delivered by a nationally recognized overnight courier. A Party may designate a replacement address by written notice.

SIGNATURES

IN WITNESS WHEREOF, the Parties execute this Agreement as of the dates set out below. The last signature date is the Effective Date.

HYORC CORPORATION		DANIEL S. MCKINNEY,
INDIVIDUALLY
/s/ K. Reginald Fubara
Name:	K. Reginald Fubara,		/s/ Daniel S. McKinney
	Chief Executive Officer, solely for HyOrc Corporation	Date:	10/30/2026

Date:	11/02/2026	COLDWAY LIMITED, LLC

/s/ Daniel S. McKinney
		Name:	Daniel S. McKinney, Manager / authorized representative

		Date:	10/30/2026

EXHIBIT A

FORM OF LIMITED TRANSFER-AGENT INSTRUCTION

Via email to Transfer Online, Inc.

Attn: Bryan Cochran / Veronica Castro-Luna

512 SE Salmon Street, 2nd Floor

Portland, Oregon 97214-3444

Re: HyOrc Corporation Affiliate/Control Designation for Daniel S. McKinney and Coldway Limited, LLC

Transfer Online:

HyOrc Corporation has considered the May 20, 2026 opinion letter of John L. Stoss, P.C.

concerning Coldway Limited, LLC and the written representations and warranties provided to HyOrc by Daniel S. McKinney and Coldway Limited, LLC denying affiliate status. In reliance on that opinion to the extent applicable and those representations and warranties, HyOrc does not presently believe that Daniel S. McKinney is an “affiliate” of HyOrc within the meaning of Rule 144 under the Securities Act of 1933.

Accordingly, HyOrc authorizes and requests that Transfer Online remove the existing affiliate designation from its records for Daniel S. McKinney and for Coldway Limited, LLC. This authorization is not an opinion on the eligibility of any specific securities or transaction for resale or transfer.

Sincerely,

HYORC CORPORATION

For delivery only upon satisfaction of the closing procedure in Section 4 of the Agreement.

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